Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Announces Intent to Acquire
Premier Technology Group, Inc.

Acquisition to Expand CACI Support for Military Intelligence and Information Technology

Arlington, Va., April 24, 2003 — CACI International Inc (NYSE: CAI) announced today that it has signed a definitive agreement to purchase substantially all assets of Premier Technology Group, Inc. (PTG). PTG, headquartered in Fairfax, Virginia, provides professional services to clients in the Department of Defense and the intelligence community. Terms of the transaction were not disclosed. Closing is anticipated during the month of May.

PTG offers solutions in five primary business areas: intelligence analysis and security services, information technology, training, program management, and logistics. Most of the company's 360 employees hold high-level security clearances. For their fiscal year ending December 31, 2002, PTG recorded revenue of $43.4 million and operating income of $6.8 million.

The transaction is anticipated to be accretive to CACI's fiscal year ending June 30, 2003 and the full 2004 fiscal year. CACI will discuss its plans for the acquisition of PTG during its quarterly conference call scheduled for 10:00 a.m. Eastern Daylight Time today.

Dr. J.P. (Jack) London, CACI Chairman and CEO, said, "The acquisition of Premier Technology Group, Inc. will enable us to expand our client base in the defense and intelligence communities and enhance the solutions we provide for military operations. PTG offers a highly skilled and specialized workforce and a solid track record of continued growth and expansion. They are a good fit with CACI's corporate culture and business goals, and we look forward to welcoming them to our team."

PTG's founder and CEO, Rajiv Bajwa, said, "Our strong success over the past several years has been a testament to the hard work and dedication of PTG employees. Being a part of the CACI organization will enable us to leverage a larger platform to market our services and to provide our employees with additional opportunities for growth and development."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 6,000 employees working in 90 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom (an economic downturn in the UK is affecting CACI's UK operations), including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or scheduled contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Senior Vice President, Public Relations (703) 841-7801 jbrown@caci.com